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                                                                      Exhibit 11


                  A I M MANAGEMENT GROUP INC. AND SUBSIDIARIES
                       Computation of Earnings Per Share
                                  (unaudited)
                    (in thousands, except per share amounts)



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
                                                                      Three Months Ended              Nine Months Ended
                                                                        September 30,                   September 30,
                                                                     ---------------------          ---------------------
                                                                     1996            1995            1996           1995
                                                                     ----            ----            ----           ----
Computation of Earnings per Common Share:

   Income before extraordinary item   . . . . . . . . . . . . . .   $27,025        $17,624          $73,327       $33,142
   Extraordinary item - extinguishment of debt
      (less) applicable income tax of $289)   . . . . . . . . . .         -              -              537
                                                                    -------        -------          -------       -------

   Net income   . . . . . . . . . . . . . . . . . . . . . . . . .   $27,025        $17,624          $72,790       $33,142
   Less increase in the Redemption Price of the
      Class B Common Stock  . . . . . . . . . . . . . . . . . . .   (26,626)        (8,677)         (50,600)       (8,677)
                                                                    -------        -------          -------       -------

   Net income applicable to common stock  . . . . . . . . . . . .      $399         $8,947          $22,190       $24,465
                                                                    -------        -------          -------       -------

Computation of Weighted Average Common Shares:

   Weighted average common shares outstanding   . . . . . . . . .     3,367          3,237            3,339         3,198
   Common shares issuable upon exercise of
      warrants and options  . . . . . . . . . . . . . . . . . . .       477            567              477           567
   Less shares assumed repurchased with proceeds  . . . . . . . .      (174)          (287)            (178)         (297)
                                                                    -------        -------          -------       -------

                                                                      3,670          3,517            3,638         3,468
                                                                    -------        -------          -------       -------

   Income before extraordinary item   . . . . . . . . . . . . . .   $  0.11        $  2.54          $  6.25       $  7.05
   Extraordinary item   . . . . . . . . . . . . . . . . . . . . .         -              -             (.15)            -
                                                                    -------        -------          -------       -------

NET INCOME APPLICABLE TO COMMON STOCK . . . . . . . . . . . . . .   $  0.11        $  2.54          $  6.10       $  7.05
                                                                    =======        =======          =======       =======
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